Exhibit 10.13
CONTRACT OF SALE IN LIEU OF CONDEMNATION
     This Contract of Sale in Lieu of Condemnation (the “Contract”) is entered into by and between Altreco, Inc., a Delaware corporation (“Seller”), and the City of Grapevine, Texas (“Purchaser”).
ARTICLE I
AGREEMENT OF PURCHASE AND SALE
     1.1 Agreement. For the consideration and upon the terms and conditions contained herein, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller:
     (a) Lot 5 and 6 B, Lipscomb and Daniel Subdivision and Tract 65A, Abstract No. 422, such property more commonly known to be located at 815 S. Main Street in Grapevine, Tarrant County, Texas, shown and described in the attached Exhibit “A” (the “Land”), together with all improvements (except as provided in Section 1.1(c)) located thereon and all the rights and appurtenances pertaining thereto but excluding any mineral interests of whatever nature, producing or non producing, related to the Land. The Land shall be conveyed to Purchaser together with all of Seller’s right, title, and interest in and to (i) any and all adjacent strips and gores between the Land and any abutting properties, and in land lying in or under the bed of any creek, stream, or waterway or any highway, avenue, street, road, alley, railroad spur, easement, or right-of-way, upon or proposed, in, on, across, abutting, or adjacent to the Land, (ii) all utilities, sewage treatment capacity and water capacity serving or which will serve the Land and (iii) any easements, leases, rights-of-way, rights of ingress or egress.
     (b) all (i) rights, privileges, benefits, powers and interests (including rights, privileges, benefits, powers and interests as “developer”, “owner”, “declarant”, or otherwise) under or with respect to any restrictive covenants, use restrictions, deed restrictions, (ii) rights relating to property owners associations, including review and approval rights, (iii) licenses and permits pertaining to the Land, (iv) development and zoning rights pertaining to the Land (the “Intangible Property”).
     (c) the Land, and Intangible Property are sometimes collectively herein referred to as the “Property”. Notwithstanding the foregoing, Seller shall have the right to remove at any time prior to or after Closing all personal property, fixtures, equipment, inventory, and trade fixtures from the Property, and such items shall not be deemed “Property”.

ARTICLE II
PURCHASE PRICE
     2.1 Purchase Price. The purchase price for the Land (the “Purchase Price”) shall be $2,747,000.00. The Purchase Price is payable all in cash or current funds at the Closing (hereinafter defined), subject to the offsets and credits described herein.
     2.2 Additional Consideration.
          (a) Relocation Costs. In addition to the Purchase Price, Purchaser agrees to pay Seller’s relocation costs for relocation within the Dallas-Fort Worth-Arlington Metropolitan Statistical Area in an amount of not less than $341,000.00. The estimate of relocation costs shall be updated by Purchaser, and Purchaser agrees to pay the greater of $341,000.00 and the actual moving costs estimated by Move Solutions, Ltd. as of no later than September 1, 2010. If Seller relocates outside the Dallas-Fort Worth-Arlington Metropolitan Statistical Area, Purchaser’s relocation cost obligation is limited to $341,000.00.
          (b) Occupation. Seller, or its designated affiliate, Security Manufacturing Corporation, a Delaware corporation, shall be entitled to use and occupy the Property at no additional cost, rent or fee from the Closing Date until the earlier of: 1) December 31, 2010, provided that it uses and operates the Property substantially consistent with the pre-Closing use and occupancy of the Property; or 2) written agreement by both parties to terminate the lease of the Property (the “Lease Term”). The rights and obligations of Purchaser and Seller (or its designated affiliate, Security Manufacturing Corporation) during the Lease Term shall be memorialized and set forth in that certain Lease Agreement attached hereto as Exhibit “B” and which shall be executed and effective by both parties as of the Closing Date.
ARTICLE III
CONTRACT CONSIDERATION AND EARNEST MONEY
     3.1 Contract Consideration. Upon execution of this Contract by Seller, Purchaser hereby delivers to Seller a check in the amount of $100.00, which is hereby accepted by Seller as the consideration for Seller’s execution and delivery of this Contract, which consideration is in addition to and independent of any other consideration provided for in this Contract, is earned and is nonrefundable.
     3.2 Earnest Money; Amount and Payment. Within three (3) business days after the Effective Date (hereinafter defined), Purchaser shall deliver its check in the amount of One Thousand and No/100 Dollars ($1,000.00) (the “Earnest Money”) to Rattikin Title Company, 112 State Street, Suite 200 Southlake, Texas 76092 (the “Title Company”). The Title Company shall cash the Earnest Money check and deposit the proceeds thereof in an account and at a depository selected by Purchaser, with interest, if any, to accrue to the benefit of Purchaser, and such interest shall not be part of the Earnest Money but shall be distributed to Purchaser from time to time upon Purchaser’s request to the Title Company. The Earnest Money shall be non-refundable, except in case of Seller’s uncured breach of this Agreement and shall either shall be applied to the Purchase Price upon Closing or turned over to Seller if Purchaser, for any reason other than Seller’s uncured breach of this Agreement, fails to close the transaction set forth in this Contract.
ARTICLE IV
PRE-CLOSING OBLIGATIONS AND CONDITIONS
     4.1 Items to be Obtained. Within thirty (30) days after the Effective Date (hereinafter defined), Purchaser shall obtain the following at Purchaser’s sole cost and expense:
     (a) A current on-the-ground survey of the Land (the “Survey”) dated subsequent to the Effective Date, prepared by a licensed professional surveyor (the “Surveyor”) in a form acceptable to Purchaser. In the event the legal description of the Land contained in the Survey is different from the description contained in Exhibit “A”, it shall be substituted for the description of the Land contained in Exhibit “A”, and the Contract shall be deemed amended by the substitution of the legal description of the Land contained in the Survey for the description of the Land contained in Exhibit “A”.
     (b) A current commitment from the Title Company for the issuance of a Title Policy (hereinafter defined) by an underwriter acceptable to the Purchaser, together with complete and legible copies of all instruments referred to in the commitment as conditions or exceptions to title to the Land, including items listed in Schedule C of the commitment (collectively, the “Title Commitment”).
     (c) An environmental assessment of the Land, including at a minimum a Phase I environmental survey, which Purchaser has obtained prior to the Effective Date (the “Phase I”) and any additional inspection proven necessary as determined by Purchaser in Purchaser’s sole discretion. Purchaser shall have the right to update the Phase I prior to Closing and Purchaser shall have the right to terminate this contract if Purchaser finds a material adverse change between the environmental condition set forth in the original Phase I and the environmental condition set forth in the updated Phase I. The Phase I (and any other environmental inspections performed by Purchaser) shall be not be disclosed to, certified to, or otherwise provided to Seller.
     (d) all information in the possession of the Seller (including copies of documents) concerning any leases (including oil and gas leases), contracts or licenses concerning the Land (the “Leases”).

     4.2. The Land. In addition to any other requirements contained herein, Seller shall, as a condition prerequisite to Closing, provide evidence that any leases or occupancy agreement, if any, have either been terminated prior to Closing or have been made fully assigned to Purchaser in a manner mutually agreeable to both parties, and that in the event of any termination thereof, any such tenant or licensee occupying or utilizing the Land has been removed and relocated prior to Closing. It is the intent of the parties and a condition of this Contract that except as to Seller’s occupancy of the Land pursuant to Section 2.2 hereinabove in accordance with the Lease, the Land be free of any tenant or occupant at the time of Closing.
ARTICLE V
SURVEY, INSPECTION, AND TITLE REVIEW
     5.1 Inspection. Purchaser may inspect the Property within thirty (30) days after the Effective Date, which inspection may include structure, appliances, heat and air conditioning systems, electrical systems, plumbing, machinery, sprinklers, foundation, soil, and all portions of the Land. In the event any element of such inspection is unacceptable to Purchaser, Purchaser may terminate this Contract by written notice to the Seller.
     5.2 Title Review. Purchaser shall have a period of twenty (20) days from the date on which it obtains the last of the Title Commitment and the Survey in which to review the state of Seller’s title to the Land (the “Title Review Period”). If the Survey or Title Commitment reflects or discloses any defect, exception, or other matter affecting the Land (individually, “Title Defect” and collectively, “Title Defects”) that is unacceptable to Purchaser for any reason whatsoever, then prior to the expiration of the Title Review Period, Purchaser shall provide Seller with written notice of its objections, and Seller shall have ten (10) days (the “Cure Period”) from the date of Seller’s receipt of such notice to remove or cure any Title Defects to the satisfaction of Purchaser. Seller shall use its best efforts to remove or cure the Title Defects to Purchaser’s satisfaction, but shall not be required to incur any costs to do so.
     If Seller cannot cure any or all of the Title Defects within the Cure Period, Seller shall notify Purchaser in writing, prior to the expiration of the Cure Period, specifying Seller’s failure, refusal, or agreement to cure each of the Title Defects (the “Cure Notice”), and Purchaser may on or before ten (10) days after receipt of the Cure Notice (The “Defect Review Period”), either (i) terminate this Contract by written notice to the Seller, or (ii) elect in writing to waive any uncured Title Defect which Seller has not agreed in the Cure Notice to cure at or prior to Closing.
     If Purchaser fails to terminate the Contract prior to expiration of the Defect Review Period, then any Title Defect (i) that Seller has failed to cure prior to the expiration of the Cure Period and has not agreed in the Cure Notice to cure or cause to be cured by Closing, and (ii) that is set forth on Schedule B of the Title Commitment shall be deemed waived by Purchaser. In the event Seller fails to provide Purchaser with the Cure Notice prior to the expiration of the Cure Period, Purchaser shall have the right, at any time after the expiration of the Cure Period, to either (i) terminate this Contract by written notice to Seller; or (ii) elect in writing to waive any uncured Title Defects.
     Any exceptions to Seller’s title (i) (a) to which Purchaser has not objected or (b) which have been waived or deemed waived by Purchaser, and (ii) which are shown on Schedule B of the Title Commitment shall be “Permitted Exceptions”. In no event shall any matter or instrument which affects the Land become a Permitted Exception until Purchaser has (i) been advised in writing of the existence of such matter or instrument, (ii) received a legible copy of the instrument, if any, creating such exception, and (iii) failed to object to said exception within ten (10) days following Purchaser’s receipt of written notification of the existence of such exception and the instrument creating such exception. If Purchaser terminates this Contract as provided for herein, then the Earnest Money shall be returned immediately to Purchaser and neither Seller nor Purchaser shall have any further right or obligation hereunder.
ARTICLE VI
REPRESENTATIONS, WARRANTIES,
COVENANTS, AND AGREEMENTS OF SELLER
     6.1 Representations and Warranties. In order to induce Purchaser to enter into this Contract, Seller makes the following warranties and representations which shall be true and correct as of the Effective Date and on the Closing Date:
     (a) Seller has or will have at closing good and indefeasible fee simple title to the Land, and at the Closing Seller will have and will convey to Purchaser, good and indefeasible fee simple title to the Land, free and clear of all liens, defects, encumbrances, conditions, exceptions, restrictions, or other matters affecting title except the Permitted Exceptions.
     (b) Except with respect to Seller’s potential exercise of its right of eminent domain, there is no litigation or proceeding pending or threatened against or relating to any of the Land.
     (c) Seller is, and at Closing will be, authorized and permitted to enter into this Contract and to perform all covenants to be performed by Seller hereunder, and Seller’s right to execute this Contract is not limited by any other agreements. The person(s) signing this Contract has been authorized by Seller to do so.
     (d) Except with respect to Seller’s potential exercise of its right of eminent domain, Seller has no knowledge of any pending or threatened judicial or administrative action, or any action pending or threatened by third parties applicable to the Land.
     (e) Except for debts, liabilities, and obligations for which provision is made herein for proration or other adjustment at Closing, all liabilities and obligations arising from the ownership and operation of the Land (including, but not limited to, utility services and tap fees) will be paid on or before the Closing Date. The costs for any adjacent streets and any utilities serving the Land have been fully paid.
     (f) To the best of Seller’s knowledge, Seller has complied with and the Land is in compliance with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Land.
     (g) To the best of Seller’s knowledge and except as may be required by Seller’s lender with respect to the current mortgage on the Property, execution and delivery of this Contract, consummation of the transaction described herein, and compliance with the terms of this Contract will not conflict with, or constitute a default under, any agreement to which Seller is a party or by which Seller or the Land is bound, or violate any regulation, law, court order, judgment, or decree applicable to Seller or the Land.
     (h) Seller has no knowledge of any archaeological, anthropological, or historical finds, objects, or sites or any endangered or threatened species in, on, or about the Land. To the best of Seller’s knowledge, no portion of the Land constitutes a “critical habitat” as such term is defined in the Endangered Species Act of 1973, as amended.
     (i) To the best of Seller’s knowledge, no part of the Land has been used for the storage or disposal of any hazardous or toxic materials, and no part of the Land contains any materials, whether brought to the Land, deposited thereon, used on the Land, generated on the Land as a product or by-product of activities on the Land, or otherwise; (i) that are or contain polychlorinated bi-phenyls (PCB’s) or asbestos; (ii) that are wastes or other regulated substances under the Resource Conservation and Recovery Act and/or the regulations promulgated or adopted thereunder; (iii) that are hazardous substances or other regulated substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended (or regulations promulgated, adopted or incorporated thereunder); or (iv) that are otherwise classified as hazardous or regulated substances under any federal or applicable state law or regulation. There are no underground storage tanks on the Land and, to Seller’s knowledge, there never have been any underground storage tanks on the Land. To the best of Seller’s knowledge, the Land has not been used as a landfill or as a dump for garbage or refuse.
     (j) At the Closing Date, Seller has fully complied with the requirements of Article 4 herein.
     6.2 Covenants of Seller. Seller covenants that, from and after the Effective Date, Seller shall:
     (a) Give Purchaser and Purchaser’s agents and representatives full access to physically inspect the Land and to make such inspections, surveys, test borings, soil analyses, and other tests and surveys thereon as Purchaser, in its sole discretion, shall deem advisable; provided, however, that such access shall be contingent upon Purchaser providing reasonable notice to Seller and that any physically intrusive studies (e.g. boring into the Land) shall require Seller’s consent. Seller shall furnish Purchaser such additional information concerning the ownership, management, operation and the condition of the Land as Purchaser may reasonably request. All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Property will be solely Purchaser’s expense, and Purchaser will keep the Property free and clear of any mechanic’s or materialmen’s liens in connection with the inspections. In the event the transactions contemplated hereby shall fail to close for any reason, Purchaser agrees to provide Seller with copies of all reports or other information provided to or obtained by Purchaser in connection with or as a result of the Inspections. Purchaser’s obligations under this Section 6.2(a) shall survive the Closing or termination of this Agreement.
     (b) Not: (i) create or permit any lien or other encumbrance affecting the Land, other than the lien for taxes not yet due and payable and existing liens to be released at the Closing; (ii) commit any waste or nuisance upon the Land; (iii) impose any easements, covenants, conditions, or restrictions on the Land; (iv) institute or participate in any annexation, zoning, platting, or other governmental action regarding the Land; or (v) enter into or modify any lease or contract which affects the Land.
     (c) Make all payments on all indebtedness secured by any of the Land when due, and timely comply with all other provisions of the instruments evidencing or securing such indebtedness.
     (d) Notwithstanding anything herein to the contrary, Purchaser acknowledges that Seller may use the Property in accordance with its current day-to-day operations, and nothing contained herein shall prevent Seller from performing such business operations as Seller deems reasonable.
     (e) The instruments evidencing or securing such indebtedness shall not be amended nor shall such indebtedness be, renewed, extended, refinanced, or in any other way changed without the prior written consent of the Purchaser.
     6.3 Knowledge Standard. The terms “to the best of the knowledge of the Seller”, “to the best knowledge of the Seller”, to “Seller’s knowledge” and other phrases of like substance are to be construed to include only the actual knowledge of the officers of Seller.
     6.4 Survival of Representations and Warranties. All of the representations, warranties and agreements of Seller set forth in this Contract shall be true upon the Effective Date and shall survive the delivery of the special warranty deed for a period of ninety (90) days following the Closing Date.
     6.5 “AS IS, WHERE IS”: Disclaimer of Warranties. AS A MATERIAL INDUCEMENT TO SELLER TO ENTER INTO THIS CONTRACT AND TO SELL THE PROPERTY TO PURCHASER, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT (i) PURCHASER IS PURCHASING THE PROPERTY IN “AS IS, WHERE IS CONDITION, WITH ALL FAULTS”; (ii) PURCHASER IS PURCHASING THE PROPERTY SUBJECT TO ALL EXISTING LAWS, STATUTES, ORDINANCES, CODES, RULES AND REGULATIONS, AND PURCHASER SHALL BE RESPONSIBLE FOR THE PAYMENT OF ALL CONNECTION CHARGES, PRO RATA FEES, DEVELOPER LIABILITY PAYMENTS AND LIKE CHARGES, FEES AND PAYMENTS REQUIRED IN CONNECTION WITH THE UTILIZATION OF UTILITIES, ROADS OR OTHER SIMILAR IMPROVEMENTS TO SERVE

THE PROPERTY AND/OR ANY IMPROVEMENTS EXISTING OR HEREAFTER CONSTRUCTED OR PLACED THEREON; (iii) EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE DEED, NEITHER SELLER NOR ANY PARTY REPRESENTING SELLER HAS MADE ANY WARRANTY OR REPRESENTATION TO PURCHASER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS CONCERNING HABITABILITY, SUITABILITY, MERCHANTABILITY, WORKMANSHIP, INCOME TO BE DERIVED FROM THE PROPERTY, EXPENSES TO BE INCURRED IN CONNECTION WITH THE PROPERTY, ZONING, BUILDING CODE, PLATTING, SUBDIVISION, ACCESS, AVAILABILITY OF UTILITIES OR COMPLIANCE WITH ANY LAWS, STATUTES, ORDINANCES, CODES, RULES OR REGULATIONS; AND (iv) EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS CONTRACT AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE DEED, PURCHASER WILL NOT RELY ON ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, ORAL OR WRITTEN, OF SELLER OR ANY PARTY REPRESENTING SELLER, BUT INSTEAD WILL RELY ON PURCHASER’S AND ANY CONSULTANT(S)’ INSPECTIONS, TESTS, SURVEYS, PROCEDURES AND INVESTIGATIONS OF THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY THIRD PARTY REPORT, AUDITS, ASSESSMENTS, STUDIES OR OTHER INFORMATION WITH RESPECT OR PERTAINING TO THE PROPERTY FURNISHED TO PURCHASER BY SELLER (INCLUDING, WITHOUT LIMITATION, AND ANY ENGINEERING REPORTS), OR BY ANY PARTY REPRESENTING SELLER HAVE BEEN PROVIDED BY SELLER TO PURCHASER WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, ORAL OR WRITTEN, CONCERNING THE ADEQUACY OR THE ACCURACY THEREOF AND THAT PURCHASER WILL NOT RELY THEREON BUT INSTEAD WILL RELY ON PURCHASER’S OR THE APPLICABLE CONSULTANT(S)’ INVESTIGATIONS OF THE PROPERTY TO DETERMINE WHETHER THE PROPERTY IS IN A CONDITION SATISFACTORY TO PURCHASER AND WHETHER THE PROPERTY IS SUITABLE FOR PURCHASER’S INTENDED USE. The special warranty deed and all other conveyance documents, if any, conveying the Property to Purchaser at Closing shall contain a provision substantially identical to that which is set forth above.
     6.6 Release Effective as of the Closing and except as to Seller’s obligations, representations, warranties and covenants under this Contract, Purchaser, on its own behalf and on behalf of its trustees, officers, employees, other Affiliates (as defined below), agents, attorneys, representatives, successors and assigns (collectively “Releasing Parties’) hereby agrees that each of Seller and Seller’s directors, officers, employees, other Affiliates, agent, attorneys, representatives, successors and assigns (collectively “Released Parties” shall be fully and forever released and discharged from any and all liabilities, losses, claims (including third party claims), demands, damages of any nature whatsoever, causes of action, costs, penalties, fines, judgments, attorneys’ fees, consultants’ fees and costs and experts’ fees (collectively “Claims”), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property including, without limitation, the physical, structural condition of the Property or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared or appears) relating to or arising from: (a) the status of title to the Property or Seller’s ownership of the Property including all matter shown on the Title

Commitment, the Survey and all matters which would have been shown on an ALTA/ASCM survey of the Property, (b) any patent or latent defects or deficiencies with respect to the Property; (c) the presence of any mold or microbial agents in the Property; and (d) any and all matters related to the physical condition of the Property or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof. Purchaser hereby waives the right to pursue and hereby covenants and agrees not to commence any action, legal proceeding, cause of action or suit in law or equity, of whatever kind or nature against the Released Parties or any one of them or their agents in connection with any Claim. In this connection and to the greatest extent permitted by law, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization, that Purchaser nevertheless hereby intends to release, discharge and acquit Released Parties from any such unknown Claims, and that this release is a material factor in Seller’s negotiation of the Purchase Price and represents a material portion of the consideration given to Seller by Purchaser in exchange for Seller’s performance hereunder and the provisions of this Section shall survive the Closing. The term “Affiliate” of a specified Person (as defined below) means any Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person. The term “Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated association, joint venture or any other entity of any kind whatsoever, whether for profit or not for profit, and any governmental agency.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     7.1 Representations and Warranties. To induce Seller to enter into this Contract, purchaser represents and warrants to Seller that Purchaser is fully authorized and empowered to enter into this Contract and to consummate the transactions contemplated hereunder.
ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING
     8.1 Conditions Precedent to Purchaser’s Performance. The obligation of Purchaser to close the transaction described in this Contract shall be subject to the following conditions precedent:
     (a) All the representations and warranties of Seller set forth in this Contract shall be true and correct as of the Effective Date and on the Closing date, and Seller shall have complied with all covenants and agreements of Seller set forth herein.
     (b) There shall be no material change in the matters reflected on the Title

Commitment or Survey from those matters appearing therein on the date thereof (except those changes requested by Purchaser in its notice of Title Defects), and no encumbrance or Title Defect shall affect the Land except the Permitted Exceptions.
     In the event that any of the above conditions are not satisfied or waived in writing by Purchaser prior to the Closing, Purchaser may terminate this Contract by delivery of written notice to Seller on or before the Closing Date. In the event of termination pursuant to this section, the Earnest Money shall be immediately refunded to Purchaser free of any claims by Seller.
ARTICLE IX
CLOSING
     9.1. Time and Place. The sale and purchase of the Land shall be consummated at a closing (the “Closing”) to be held at the offices of the Title Company. The Closing shall occur on a date designated by Purchaser that is not later than forty-five (45) days after the Effective Date (the “Closing Date”).
     9.2 Items to be Delivered by Seller at the Closing. At the Closing Seller shall deliver or cause to be delivered to Purchaser each of the following items:
     (a) A special warranty deed duly executed and acknowledged by Seller, granting, conveying and warranting to Purchaser good and indefeasible fee simple absolute title to the Land, free and clear of any liens, encumbrances, easements, restrictions, or other matters affecting title to the Land except the Permitted Exceptions.
     (b) A duly executed and acknowledged assignment so as to convey all Intangible Property to Purchaser, free and clear of all liens, encumbrances, easements, and other matters other than the Permitted Exceptions.
     (c) Such evidence that may be reasonably required by Purchaser or the Title Company to evidence the status and capacity of Seller and the authority of the persons who are executing the various documents on behalf of the Seller.
     (d) An affidavit in compliance with Section 1445 of the Internal Revenue Code and applicable regulations stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a “foreign person” as that term is defined in said Section 1445. If Seller fails to deliver such affidavit, Purchaser may withhold from the Purchase Price and pay to the Internal Revenue Service the amount required by Section 1445 and applicable regulations.
     (e) An “affidavit of parties in possession” for delivery to the Title Company, stating that there are no parties in possession of any portion of the Land as lessees, tenants at sufferance, or trespassers.
     (f) A “bills paid affidavit” in accordance with Section 53.085 of the Texas

Property Code.
     (g) A fully-executed copy of the Lease.
     9.3. Items to be Delivered by Purchaser at the Closing. At the Closing, Purchaser shall deliver to Seller the Purchase Price plus $341,000.00 for moving costs pursuant to Section 2.2(a) hereinabove (and subject to a “true-up” if the moving costs are demonstrated to be more than $341,000.00, such difference will be paid by Purchaser to Seller within fifteen (15) days within Seller’s submission to Purchaser of evidence of such difference); provided however, if any of the Purchase Price is paid by bank wire transfer of funds, and the order for transfer of funds is timely made on the date of Closing, but the funds are not received by the Title Company on the date of Closing, Purchaser shall not be in default hereunder if the Purchase Price is received by the Title Company on the next business day. In addition, Purchaser shall deliver to Seller a fully-executed copy of the Lease.
     9.4. Adjustments and Prorations. At Closing, the following items shall be adjusted or prorated between Seller and Purchaser:
     (a) Ad valorem taxes for the Land for the then current calendar year shall be prorated in cash as of May 1, 2009. Seller’s pro rata portion of such taxes shall be based upon taxes actually assessed for the then current calendar year or, if for any reason such taxes for the Land have not been actually assessed, such proration shall be based upon the amount of such taxes for the immediately preceding calendar year, and adjusted by cash settlement when exact amounts are available. If the Land is assessed and taxed as a part of a larger parcel, then, for purposes of computing tax prorations, a proportionate part of the ad valorem taxes attributable to such larger parcel shall be allocated to the Land on the basis of the ratio between the number of gross acres of the Land and the total number of gross acres comprising such larger parcel, taking into account the value and location of any improvements located on the larger parcel. All special taxes or assessments approved or assessed prior to the Closing Date shall be paid by Seller. If Seller or Seller’s predecessors in title have claimed any partial or total exemption from taxation of the Land based on agricultural or open space use or any other use, and if a loss of such partial or total exemption would result in the imposition of tax for a period prior to the Closing Date, Seller shall satisfy at the Closing, and shall indemnify and hold Purchaser harmless from, any tax on any of the Land for years prior to the Closing Date which become due as the result of any changes in land usage or ownership or otherwise (“Rollback Taxes”, the term Rollback Taxes shall include all interest incurred with respect to such taxes).
     (b) Except as otherwise provided herein, each party shall pay its share of all other closing costs and expenses of closing in consummating the sale and purchase of the Property to be borne and paid as follows:
     Owner’s Title Policy paid by Purchaser
     Documentary stamp or other transfer taxes paid by Purchaser
     Survey paid by Purchaser
     Filing fees paid by Purchaser

     Property and other taxes through pro-rated through May 1, 2009
     Recording fees paid by Purchaser
     Realtor or broker fees, if any, paid by Seller.
     (c) The agreements as to prorations and adjustments in this Section shall survive the Closing. In the event that, subsequent to the Closing, any adjustments made at the Closing pursuant to this Section are agreed upon by the parties hereto to be erroneous, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts a may be owing, and such amounts shall be paid within ten days from receipt of the invoice.
ARTICLE X
REMEDIES UPON DEFAULT
     10.1. Default by Seller. If Seller fails to timely comply with any condition, covenant, or obligation of Seller hereunder, such failure shall be a default, and Purchaser shall have the right, as its sole remedy, to either: (i) terminate this Contract by giving written notice thereof to Seller, whereupon the Title Company immediately shall deliver the Earnest Money (and all accrued interest thereon, if any) to Purchaser, free of any claims by Seller, or (ii) enforce specific performance of Seller’s obligations under this Contract. Notwithstanding any other provision herein to the contrary, if Seller fails to satisfy its obligations, whereupon Purchaser will be granted a credit against the Purchase Price for the costs incurred by Purchaser to satisfy such obligations of Seller.
     10.2. Default by Purchaser. If all conditions of this Contract are satisfied and all covenants and obligations to be performed by Seller prior to Closing are fully performed, and if performance of this Contract is fully tendered by Seller and the sale is not consummated through default by Purchaser, then Seller, as Seller’s sole and exclusive remedy at law or in equity, shall have the right to terminate this Contract by giving written notice thereof to Purchaser, whereupon neither party shall have any further rights or obligations hereunder, and the Title Company shall deliver the Earnest Money to Seller, free of any claims by Purchaser. The Earnest Money is a reasonable, good faith estimate of actual damages that Seller would suffer, and shall be liquidated damages for Purchaser’s default due to the difficulty, inconvenience, and uncertainty of ascertaining Seller’s actual damages for Purchaser’s default. The payment of the Earnest Money upon Purchaser’s default shall constitute full satisfaction of Purchaser’s obligations hereunder.
ARTICLE XI
MISCELLANEOUS
     11.1. Notices. Any notice, demand, or other communication required to be given or to be served upon any party hereunder shall be in writing and delivered to the person to whom the notice is directed, either: (i) in person; (ii) by United States Mail, as registered or certified item with return receipt requested; or (iii) delivered by delivery service (including any express mail or delivery service). Notices, demands, or other communications delivered by mail shall be deemed given and received when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper, addressed properly, with proper postage affixed. Any notice, demand or other communication given other than by certified or registered mail, return receipt requested, shall be deemed to have been given and received when delivered to the address of the party to whom it is addressed as stated below:

Purchaser:	The City of Grapevine, Texas
Attn: Bruno Rumbelow
City Manager
200 South Main Street
Grapevine TX 7
817-410-3105
817-410-3202- Fax

With a copy to:
Matthew C. G. Boyle
Boyle & Lowry, L.L.P.
4201 Wingren, Suite 108
Irving, Texas 75062
(972)650-7100
(972)650-7105 Fax

Seller:	Altreco, Inc.
Attn: Paul M. Zaidins
801 S. Main
Grapevine, Texas 76051
817-329-1600
817-722-0100 – Fax

With a copy to:
Timothy R. Vaughan
Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas 75093
(214) 922-4167
(214) 922-4193 — Fax
Either party hereto may change its address for notice by giving the other party ten (10) days advance written notice of such change of address.
     11.2. [Intentionally deleted.]
     11.3. Assignment; Third-Party Beneficiaries. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Contract or the rights hereunder may be assigned by the Purchaser or Seller without the written consent of the other party. In addition, this Contract shall specifically inure to the benefit of American Locker Group, Incorporated, a Delaware corporation (“ALG”), its affiliates and subsidiaries, and ALG, its affiliates and subsidiaries shall be entitled to the benefits from and to enforce any rights of Seller under this Contract.
     11.4. Interpretation and Applicable Law. THIS CONTRACT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND ALL OBLIGATIONS OF THE PARTIES CREATED HEREUNDER ARE PERFORMABLE IN DENTON COUNTY, TEXAS. Where required for proper interpretation, words in the singular shall include all genders. The descriptive headings of the article, sections, and paragraphs in this Contract are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     11.5. Amendment. Except as provided above with respect to the automatic substitution of Exhibit “A”, this Contract may not be amended and no condition, covenant, or obligation may be waived, except by an agreement in writing signed by Seller and Purchaser.
     11.6. Attorneys’ Fees. If either party files a lawsuit in connection with this Contract, the prevailing party in such action shall be entitled to recover from the non prevailing party, in addition to all other remedies or damages as limited herein, reasonable attorneys” fees and costs of court incurred in such lawsuit.
     11.7. Entire Agreement. This Contract constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.
     11.8. Multiple Counterparts. This Contract may be executed simultaneously in two or more counterparts, (including counterparts executed by portable document format (pdf) or by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.
     11.9. Effective Date; Dates. The effective date of this Contract (the “Effective Date”) shall be the date on which the last of Seller and Purchaser execute this Contract. Any act performable on an official United States Holiday or a Saturday or Sunday shall be performable on the next business day following such date.
     11.10. Brokers. Each party represents and warrants to the other that no brokers or finders have been engaged by it in connection with the transactions contemplated by this Contract, or, to its knowledge, is in any way connected with such transaction. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution, or consummation of this Contract, then each party shall indemnify, hold harmless, and defend the other party from and against any such claim based upon any statement, representation, or agreement made by, or allegedly made by, the indemnifying party. This indemnity shall survive the Closing or termination of this Contract.
     11.11. Construction. The parties acknowledge that they have had the opportunity to be represented by counsel in connection with this transaction and that this Contract shall be interpreted according to its fair construction and shall not be construed against either party.
     11.12. Invalidity. If any provision in this Contract shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
     11.13. Further Assurances. In addition to the acts recited herein to be performed by Seller, Seller hereby agrees to perform at or after the Closing all further acts as Purchaser may reasonably require to (i) evidence and vest in Purchaser the ownership of, and title to, all of the Land, and (ii) consummate the transaction contemplated hereunder.
     11.14 [Intentionally deleted].
     11.15. Time is of the Essence; Waiver. Time is of the essence with respect to every provision of this Contract. No waiver by either party of any of its rights or remedies hereunder or otherwise shall be considered a waiver of any other subsequent right or remedy. Except as expressly provided herein, no waiver by either party of any of its rights or remedies hereunder or otherwise shall be effective unless such waiver is evidenced in a written instrument executed by the waiving party.
     11.16 [Intentionally deleted].
     11.17 Contract in Lieu of Condemnation. Seller and Purchaser acknowledge that this Contract is made and entered into in lieu of Purchaser’s rights of eminent domain with respect to the Property and that Purchaser’s consideration paid to Seller herein is in lieu of any condemnation award that may have been paid to Seller pursuant to Purchaser’s rights.
[signature page to follow]

PURCHASER: The City of Grapevine, Texas

Date of Execution: September 18, 2009
	By:	/s/ Bruno Rumbelow
	Name:	Bruno Rumbelow
	Title:	City Manager

SELLER: Altreco, Inc.

Date of Execution: September 18, 2009
By:	/s/ Paul M. Zaidins
Name:	Paul M. Zaidins
Title:	Chief Financial Officer